UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2014

PORTLAND GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

Oregon	001-5532-99	93-0256820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
121 SW Salmon Street, Portland, Oregon 97204
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported, on May 29, 2014, Portland General Electric Company (PGE, or the Company) and certain institutional buyers (Buyers) in the private placement market entered into a Bond Purchase Agreement (Agreement) under which PGE would sell to the Buyers an aggregate principal amount of $280 million of PGE’s First Mortgage Bonds (Bonds) in three tranches.

The Bonds consist of: a 4.39% Series, due 2045, in the amount of $100 million that will bear interest at an annual rate of 4.39%; a 4.44% Series, due 2046, in the amount of $100 million that will bear interest at an annual rate of 4.44%; and a 3.51% Series, due 2024, in the amount of $80 million that will bear interest at an annual rate of 3.51%.

On October 15, 2014, the Bonds of the 4.44% Series were issued and funded in full. The Bonds of the 4.39% Series were previously issued and funded in full on August 15, 2014. Pursuant to the Agreement, the Bonds of the 4.44% Series and the Bonds of the 4.39% Series were issued under PGE’s Indenture of Mortgage and Deed of Trust, dated July 1, 1945, between PGE and Wells Fargo Bank, National Association (as successor to HSBC Bank USA, National Association) in its capacity as trustee, as amended and supplemented to date, and from time-to-time, including a Sixty-ninth Supplemental Indenture dated August 1, 2014, a copy of which is included as Exhibit 4.1 in this Current Report on Form 8-K. Such Bonds are redeemable at the option of PGE at the designated “make-whole” redemption price as described in the Sixty-ninth Supplemental Indenture.

The Bonds of the 3.51% Series are expected to be issued and funded on November 17, 2014.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
4.1	Sixty-ninth Supplemental Indenture dated August 1, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date:	October 16, 2014	By:	/s/ James F. Lobdell
James F. Lobdell
Senior Vice President of Finance, Chief Financial Officer and Treasurer

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